Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of Progenics Pharmaceuticals, Inc. of our report dated March 13, 2014, with respect to the financial statements and schedule of Progenics Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Progenics Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, CT
June 27, 2014